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                                                                     EXHIBIT 3.1





                     November 17, 2000 Amendment to Bylaws




                 RESOLVED, that Article III, Section 1 of the Corporation's By-laws is hereby amended by adding the following sentence at the end thereof:


                        "At all times, at least a majority of the directors
                 shall be "Independent Directors", as such term is defined as of November 17, 2000 by the Council of Institutional Investors. Notwithstanding the foregoing, each of the Corporation's non-employee directors as of November 17, 2000 shall be deemed "Independent Directors" for the purposes of this provision."


                 RESOLVED, that Article III, Section 11 of the Corporation's By-laws is hereby amended by adding the following paragraph at the end thereof:


                        "The board's Audit and Finance Committee shall be
                 composed entirely of Independent Directors (as defined in Section 1 of Article III). At least one member of such committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities."